Exhibit 99.1

BakBone Corporate/Investor Relations Contact:

Karen Fisher

858-795-7525

karen.fisher@bakbone.com

BakBone Media Contact:

Dani Kenison

858-795-7584

dani.kenison@bakbone.com

AN OPEN LETTER TO THE SHAREHOLDERS, CUSTOMERS AND

STRATEGIC PARTNERS OF BAKBONE SOFTWARE

SAN DIEGO, CALIFORNIA – May 3, 2005

BAKBONE SOFTWARE (TSX: BKB; PK: BKBO) publishes its third open letter to shareholders, customers and strategic partners from president and CEO, Jim Johnson.

Dear Fellow Stakeholders:

As we near the end of this challenging time, I would like to thank you for investing your time, attention and commitment to BakBone Software. While the Company has traveled its share of rough roads during the past several months, all of us at BakBone believe the future is bright and exciting and we are moving in the right direction.

The delay in reporting our financial results has been extremely frustrating for all of us, but through these communications, it has been my goal to keep everyone apprised of our notable global business momentum and key accomplishments. The business fundamentals of the Company continue to be strong, and we are making strategic advances in line with our commitment to drive balanced growth over the long term.

I am, once again, pleased to report that the Company is in an excellent cash position with $19.5 million on its balance sheet as of March 31, 2005, the end of our fiscal year. In addition, we are paying our own way having achieved positive cash flow from operations for the whole of fiscal year 2005, as we did in fiscal year 2004. We also continue to operate our business completely free of debt.

Our impressive and growing worldwide client list includes brand firms who continue to see tremendous value in purchasing BakBone products. During the fourth quarter FY05, we achieved the following operational goals, as well as added more than 1000 new global customers. To name just a few:

•	In Pac Rim: Ministry of Land Resources (China) and Shell Malaysia and Brunei (SE Asia), State Warehousing and Distribution (Australia), Sasken (India), Ministry of Constructions and Transportations (Korea), Toppan Printing, Sumitomo Trading and Hitachi Joho, a subsidiary of Hitachi IT Systems (Japan)

•	In North America (NA): Whole Foods Markets, AZ Biltmore, Tradeware, Mind Institute, Citadel Software, University of Virginia, Americhem, Whitman College, Dark Horse Comics and eHealth

•	In Europe, Middle East, Africa (EMEA): Christian Dior, Versatel, Enertel, Takeda Pharma GmbH Aachen, Luftfahrtgesellschaft Airlines GmbH, the best known airlines in Germany after Lufthansa Airlines which is already a NetVault customer

As BakBone continues to execute on its OEM strategy of enhancing its relationships with existing OEM partners, BakBone signed an agreement in February to extend its OEM relationship with Network Appliance to deliver enhanced data protection capabilities with Network Appliance NearStore storage solutions. The extension of the technology OEM agreement is the result of more than four years of successful partnering and cooperation between BakBone and Network Appliance through joint sales and marketing, product certification and integration, as well as technical support. BakBone and Network Appliance share a common commitment to helping customers reduce overall storage complexity and minimize total cost of ownership. This value proposition is working with previously announced major end-user deployments including Yahoo!, HVBInfo GmbH, BMW, North Texas Tollway Authority and Shamrock Foods.

Network Appliance has been and continues to be a significant partnership for BakBone. Network Appliance’s newest version of SnapVault 2.1 (OSSV v2.1), released in August 2004, continues to garner strong acceptance. BakBone and Network Appliance co-developed this technology, which includes features such as block level incremental transfer and open file backup. In addition, with Network Appliance’s strong presence in iSCSI, a method to share storage using existing network infrastructures, as well as their support of Linux, BakBone and Network Appliance are well positioned for future business opportunities through this dynamic partnership.

With a focused goal of leading the industry with data protection solutions for the Apple market, BakBone announced last week its support for Apple’s new Mac OS X operating system, Tiger. Tiger offers expanded support for 64-bit computing, faster searches, automation of repetitive tasks, high-definition video and desktop search capability. As Apple continues its penetration into the enterprise storage market, BakBone’s NetVault software addresses the high performance computing demands and data protection requirements of Macintosh environments.

BakBone continues to build on its strengths in the Apple market and today announced the availability of a new range of “total” storage solutions with Exabyte, a pioneer and leading innovator in tape storage in support of Apple’s Mac OS X operating system. These certified product bundles help small and medium-sized businesses, data centers, as well as education and digital media departments address the challenges of data protection in this Mac environment.

In late March, BakBone was named Novell PartnerNet ISV of the Year and earned the top ranking ISV award in both technical and market reach criteria. With over six years of support for SUSE LINUX, BakBone received this award for the Company’s leadership across multiple Novell platforms.

Specific to marketing events, BakBone was an exhibitor at Macworld in San Francisco in January, participated as a platinum sponsor at Linuxworld in Boston during February, and exhibited with Spectralogic during the SAN/NAS Summit in Canada during the months of March and April.

Our strategic commitment is to balanced expansion and is part of an ongoing aligned vision for the Company. This vision includes the continued development of our product offerings through NetVault, our core product. Scheduled to be released in calendar Q4 2005, NetVault 7.4 focuses on the SMB and enterprise market segments. Featured in this new release will be:

•	New command line interface tools - allows end-users to write programs that can be customized to their business needs and further automates their data protection processes by reducing backup management costs

•	Support for IT compliance initiatives – gives end-users the tools to determine the length of time to save/store data (either tape or disk) to adhere to an extended period of time due to litigation or a change in compliance regulations

•	Improved operational efficiency and network bandwidth control – ensures that backup operations can be performed closest to where the data is located (e.g. a remote office) reducing network bandwidth usage and improving overall performance and efficiency of backup operations

•	Graphical User Interface improvements feature column sort and multi-select for job status; column sort allows end-users to sort backup jobs by different criteria enabling quick and efficient data recovery; multi-select enables end-users to perform multiple operations just once rather than performing each operation individually multiple times (e.g. deleting five jobs can be done as one task)

Our annual global sales meeting, held last month in San Diego, brought together BakBone’s sales organizations from around the world. Some of the highlighted companies who presented during this three-day conference were Sun, Novell, Apple and Network Appliance. More than 70 worldwide account managers, representatives, and sales engineers attended this annual conference which serves as a critical link between the Company and the sales team. Through numerous educational sessions, a variety of information was shared including product knowledge and training, sales goals and marketing direction, as well as best-in-class case studies. Developed as an information exchange event, the global sales meeting also serves to encourage, reward and inspire, fueling positive momentum as our worldwide sales team begins their new sales year FY06.

Over the past several months, BakBone shares have continued to trade on the Pink Sheets and we have observed continued demand for our shares. Nonetheless, it is important to us to resume trading on more liquid markets. Once our financial reports have been filed with the Securities and Exchange Commission, BakBone will take the necessary steps to resume trading on both the Toronto Stock Exchange (TSE) and the Over-the-Counter Bulletin Board (OTCBB).

Specific to the OTCBB, we intend to work with the market makers who have continued to support trading in our stock on the Pink Sheets to become re-listed as promptly as possible. Before trading can recommence on the OTCBB, at least two market makers must file the appropriate forms with the NASD to request quotation.

Shortly before the distribution of our financial reports, we will file the appropriate applications with our three Canadian Securities Commissions (Alberta, Ontario and British Columbia) to lift their respective cease trade orders with a concurrent application to the TSE. It is our understanding the TSE will resume trading BakBone shares two days following their receipt of a bulletin from the three Securities Commissions indicating that the cease trade orders have been lifted. The entire process to resume trading on the TSE may take five to ten days to complete and we intend to do everything we can to expedite this timeline.

In May, 2004, BakBone shareholders approved a proposal giving the Company’s Board of Directors the discretion to effect a reverse stock split for a term of 12 months. It is not the intent of the Company, at this time, to initiate a reverse stock split. Consequently, the shareholder approval given to the Company’s Board of Directors on May 17, 2004 will expire without action.

Progress continues toward making the required assessment under Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules. In addition, we continue to be optimistic that all outstanding financial and operational reports will be complete by the end of June.

Let me state again – our business fundamentals are strong. We continue to invest in our technology portfolio to drive the growth and development of the Company, as well as strengthen our management team to take advantage of the tremendous opportunities we are seeing in the markets we serve. We understand our key markets and are concentrating our resources on products most important to our clients.

I would like to again thank our shareholders, customers, strategic partners and employees for their continued loyalty and support. We will honor your commitment and assure you that every step we take is toward maximizing long-term stakeholder value.

Sincerely,

Jim Johnson
President and CEO

Safe Harbor

This communication contains forward-looking statements that involve risks, uncertainties, assumptions and other factors, which, if they do not materialize or prove correct, could cause BakBone’s results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, any statements, express or implied, regarding BakBone’s anticipated timing for the completion of its financial statements, the Company’s growth prospects, growth in the market for the Company’s products and the prospects for continued liquidity in the Company’s stock. The potential risks and uncertainties may include, but are not limited to, risks that the review of our financial statements will result in adjustments, which may be material, that the Company does not currently anticipate; risks that accounting issues other than those identified in this communication may cause additional delays or adverse consequences; risks that the review and filing of our financial statements may not be completed in accordance with our expectations as to timing; risks that our stock will not be relisted on the TSX or the OTCBB; competition in our target markets; potential capital needs; management of future growth and expansion; risk of third party claims of infringement; protection of proprietary information, customer acceptance of the Company’s products and fee structures; the success of BakBone’s brand development efforts; risks associated with strategic alliances; reliance on distribution channels; product concentration; need to develop new and enhanced products; potential product defects; our ability to hire and retain qualified employees and key management personnel; risks associated with changes in domestic and international market conditions; and the entry into and development of international markets for the Company’s products. Our forward-looking statements should be considered in the context of these and other risk factors disclosed in our most recent report filed with the Securities and Exchange Commission, which may be found at www.sec.gov, as well as those risk factors disclosed in the current report filed with the Canadian Securities Administrators, which is available on SEDAR at www.sedar.com. All future written and oral forward-looking statements made by us or on our behalf are also subject to these factors. BakBone assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.